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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Lamar Advertising Company:

We consent to incorporation by reference in the Registration Statement of Lamar Advertising Company on Form S-4 of our reports dated March 17, 2000, relating to (a) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedules, and (b) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedules, which reports appear in the December 31, 1999, annual report on Form 10-K of Lamar Advertising Company. Our reports refer to a change in the method of accounting for the costs of start-up activities.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-4.

                                  /s/ KPMG LLP

New Orleans, Louisiana
November 13, 2000